Exhibit 10.16

EMPLOYMENT AGREEMENT

This Agreement (the "Agreement") is made and entered into effective as of the 26th day of October, 2017 (the "Effective Date"), by and between Edward W. Martin III (the "Executive"), and Golden Entertainment, Inc., a Minnesota corporation, including its subsidiaries and Affiliates (as defined below) (collectively, the "Company").

RECITALS

WHEREAS, the Executive will become employed at-will by the Company.

WHEREAS, the Board of Directors of the Company (including any duly authorized Committee thereof, the "Board") has determined that it is in the best interests of the Company to offer employment to the Executive; and

WHEREAS, the Board and the Executive wish to enter into this Agreement to document the terms of the Executive's employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants and the respective undertakings of the Company and the Executive set forth below the Company and Executive agree as follows:

AGREEMENT

1.Employment. The Company hereby employs the Executive, and the Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

2.Base Salary. The Company shall pay the Executive an annual base salary in the amount of Four Hundred Thousand Dollars ($400,000) or such amount as may from time-to-time be determined by the Company as appropriate in its sole discretion ("Base Salary"). Such salary shall be paid in equal installments in the manner and at the times as other employees of the Company are paid.

3.Incentive Compensation; Initial Stock Option Grant.

a.Commencing in calendar year 2018, the Executive shall participate in the Company's incentive compensation program from time-to-time established and approved by the Compensation Committee of the Company's Board of Directors, such participation to be on the same terms and conditions as from time-to-time apply to executive officers of the Company. Commencing in calendar year 2018, the Executive's target bonus under the Company's annual incentive compensation plan shall be eighty percent (80%) of the Executive's Base Salary.

b.In addition to the aforementioned compensation and benefits contained herein, upon the Effective Date, Executive shall receive non-qualified options to purchase 146,972 shares of the Company’s common stock, with an exercise price equal to the closing price per

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share of the Company’s common stock on the Effective Date and with 25% of such options vesting on the first anniversary of the Effective Date (assuming Executive is employed with the Company at that time) and 1/48th of such options vesting on the last day of each one-month period thereafter (assuming Executive is employed with the Company at that time).  The exercise of any stock options shall be subject to the terms and conditions of the Stock Option Grant Notice and Stock Option Agreement between Company and Executive (the “Option Agreement”) and the terms and conditions of the Company’s 2015 Incentive Award Plan, as the same may be amended or amended and restated from time to time.

4.Benefits. The Company shall provide to the Executive such benefits as are provided by the Company to other similarly-situated executive officers of the Company. The Executive shall pay for the portion of the cost of such benefits as is from time-to-time established by the Company as the portion of such cost to be paid by executive officers of the Company. The Company shall have the right to amend or delete any such benefit plan or arrangement made available by the Company to its executive officers and not otherwise specifically provided for herein. The Executive shall be entitled to such periods of paid time off ("PTO") each year as provided from time to time under the Company's PTO policy and as otherwise provided for executive officers. In addition, the Executive shall be entitled to receive the additional benefits described on Exhibit A attached hereto.

5.Costs and Expenses. The Company shall reimburse the Executive for reasonable out-of-pocket business expenses incurred in connection with the performance of his duties hereunder, subject to such policies as the Company may from time to time establish, and the Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures.

6.Duties.

a.The Executive shall serve as the Executive Vice President and Chief Administrative Officer of the Company, and shall be the executive principally responsible for the Human Resources, Information Technology, and Security Surveillance departments of the Company.  In the performance of such duties, the Executive shall report directly to the Chief Executive Officer of the Company (the "CEO") and shall be subject to the direction of the CEO and to such limits upon the Executive's authority as the CEO may from time to time impose. In the event of the CEO's incapacity or unavailability, the Executive shall be subject to the direction of the Board. The Executive hereby consents to serve as an officer and/or director of the Company or any subsidiary or Affiliate thereof without any additional salary or compensation, if so requested by the CEO. The Executive shall be employed by the Company on a full time basis. The Executive's primary place of work shall be the Company's offices in Las Vegas, Nevada, or, with the Company's consent, at any other place at which the Company maintains an office; provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations in connection with the Company's business. The Executive shall be subject to and comply with the policies and procedures generally applicable to executive officers of the Company to the extent the same are not inconsistent with any term of this Agreement.

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b.The Executive shall at all times faithfully, industriously and to the best of his ability, experience and talent perform to the satisfaction of the Board and the CEO all of the duties that may be assigned to the Executive hereunder.

7.Termination.

a.At-Will Employment; Termination. The Company and the Executive acknowledge that the Executive's employment is and shall continue to be at-will, as defined under applicable law, and that the Executive's employment with the Company may be terminated by either party at any time for any or no reason, with or without notice. If the Executive's employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement.

b.Automatic Termination Due to Death or Disability.

(i)Termination Due to Disability.  If the Executive suffers any "Disability" (as defined below), this Agreement and the Executive's employment hereunder will automatically terminate. "Disability" means the inability of the Executive to perform the essential functions of his position, with or without reasonable accommodation, because of physical or mental illness or incapacity, for a period of ninety (90) consecutive calendar days or for one hundred twenty (120) calendar days in any one hundred eighty (180) calendar day period. The existence of the Executive's Disability shall be determined by the Company on the advice of a physician chosen by the Company and reasonably acceptable to the Executive.

(ii)Termination Due to Death. This Agreement will automatically terminate on the date of the Executive's death.

(iii)Accrued Obligations and Stock Award Acceleration and Extended Exercisability. In the event of the Executive's termination of employment by reason of his Disability or death, the Company will have no further obligation to the Executive under this Agreement, except the Company shall pay to the Executive his fully earned but unpaid Base Salary, when due, through the date of the Executive's termination at the rate then in effect, accrued and unused PTO, plus all other benefits, if any, under any Company group retirement plan, nonqualified deferred compensation plan, equity award plan or agreement, health benefits plan or other Company group benefit plan to which the Executive may be entitled pursuant to the terms of such plans or agreements at the time of the Executive's termination (the "Accrued Obligations"), and the vesting of any outstanding unvested portion of each of the Executive's Stock Awards shall be automatically accelerated on the date of termination (provided that the exercise of such Stock Awards shall be subject to the terms and conditions of the equity plan and any Stock Award agreement pursuant to which the Executive's Stock Awards were granted). In addition, such Stock Awards may be exercised by the Executive or the Executive's legal representative until the latest of (A) the date that is one (1) year after the date of the Executive's termination of employment or (B) such longer period as may be specified in the applicable Stock Award agreement; provided, however, that in no event shall any Stock Award remain exercisable beyond the original outside expiration date of such Stock Award.

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c.Termination Without Cause or Constructive Termination.

The provisions of this Section 7(c) shall apply following any termination of the Executive which is either (i) without "Cause" (as defined below); or (ii) a "Constructive Termination" (as defined below). Notwithstanding anything to the contrary in this Section 7(c), and subject to Sections 7(f) and 21 and the Executive's continued compliance with Sections 10 and 11, except as otherwise noted below, in the event that the Executive's employment is terminated and such termination is either (i) without Cause; or (ii) a Constructive Termination:

(i)Accrued Obligations. The Company shall pay to the Executive the Accrued Obligations through the date of termination.

(ii)Severance Payments.

(A)If such termination without Cause or Constructive Termination occurs on or prior to the first (1st) anniversary of the Effective Date, the Executive shall be entitled to receive (1) payment of that portion of his Base Salary corresponding to the period commencing on the date of Executive’s termination and continuing until the first (1st) anniversary of the Effective Date, payable in a lump sum on the sixtieth (60th) day after the date of Executive’s termination of employment, and (2) an amount equal to Three Hundred Twenty Thousand Dollars ($320,000), payable in a lump sum on the earlier of (x) the date that annual incentive bonuses are paid to the executive officers of the Company with respect to the fiscal year in which such termination occurs and (y) March 15 of the calendar year following the fiscal year in which such termination occurs.

(B)If the Executive’s employment is terminated following the first (1st) anniversary of the Effective Date and such termination is without Cause, the Executive shall be entitled to receive an amount equal to One Hundred Fifty Thousand Dollars ($150,000), payable in a lump sum on the sixtieth (60th) day after the date of Executive’s termination of employment.

(C)If the Executive’s employment is terminated following the first (1st) anniversary of the Effective Date and such termination is a Constructive Termination, the Executive shall be entitled to receive an amount equal to Three Hundred Twenty Thousand Dollars ($320,000), payable in a lump sum on the sixtieth (60th) day after the date of Executive’s termination of employment.

(iii)Benefits. If the Executive's employment is terminated on or prior to the first (1st) anniversary of the Effective Date and such termination is either (A) without Cause or (B) a Constructive Termination, for the period commencing on the date of the Executive's termination of employment and continuing until the first (1st) anniversary of the Effective Date (or, if earlier, (I) the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") expires or (II) the date the Executive becomes eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment) (such period, the "COBRA Coverage Period"), if the Executive and/or his eligible dependents who were covered under the Company's health insurance plans as of the date of the Executive's termination of employment elect to have COBRA coverage and are eligible for such coverage, the Company shall pay for or

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reimburse the Executive on a monthly basis for an amount equal to (x) the monthly premium the Executive and/or his covered dependents, as applicable, are required to pay for continuation coverage pursuant to COBRA for the Executive and/or his eligible dependents, as applicable, who were covered under the Company's health plans as of the date of the Executive's termination of employment (calculated by reference to the premium as of the date of the Executive's termination of employment) less (y) the amount the Executive would have had to pay to receive group health coverage for the Executive and/or his or her covered dependents, as applicable, based on the cost sharing levels in effect on the date of the Executive's termination of employment (the "Monthly Premium Amount"). If any of the Company's health benefits are self-funded as of the date of the Executive's termination of employment, or if the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A (as defined below) or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the payments or reimbursements as set forth above, the Company shall instead pay to the Executive the foregoing monthly amount as a taxable monthly payment for the COBRA Coverage Period (or any remaining portion thereof). The Executive shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums. The Executive shall notify the Company immediately if the Executive becomes eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment.

(iv)Stock Award Acceleration and Extended Exercisability. The vesting of any outstanding unvested portion of each of the Executive's Stock Awards shall be automatically accelerated on the date of termination (provided that the exercise of such Stock Awards shall be subject to the terms and conditions of the equity plan and any Stock Award agreement pursuant to which the Executive's Stock Awards were granted). In addition, such Stock Awards may be exercised by the Executive or the Executive's legal representative until the latest of (A) the date that is one (1) year after the date of the Executive's termination of employment or (B) such longer period as may be specified in the applicable Stock Award agreement; provided, however, that in no event shall any Stock Award remain exercisable beyond the original outside expiration date of such Stock Award.

(v)Conversion of Insurance Policies. In addition, the Company shall also use its best efforts to convert any then-existing life insurance and accidental death and disability insurance policies to individual policies in the name of the Executive.

d.Termination by the Executive.

The Executive may terminate this Agreement and his employment hereunder at any time by providing the Company written notice of his intent to terminate at least sixty (60) days prior to the effective date of his termination. During this sixty-day period, the Executive must execute his duties and responsibilities in accordance with the terms of this Agreement. If the Executive resigns his employment other than in a Constructive Termination, the Executive will be entitled to receive:

(i)Accrued Obligations.  The Company shall pay to the Executive the Accrued Obligations through the date of termination.

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(ii)Severance Payments.  Subject to Sections 7(f) and 21 and the Executive's continued compliance with Sections 10 and 11, except as otherwise noted below, if such voluntary termination occurs after the first (1st) anniversary of the Effective Date and such termination is not a Constructive Termination, the Company may, at its option in its sole discretion, provide written notice to the Executive not later than ten (10) days after the Executive has provided written notice to the Company of his resignation, that it has elected to pay the Executive an amount equal to eighty percent (80%) of Executive's Base Salary (at the rate in effect on the date of the Executive’s written notification to the Company of his resignation), payable in a lump sum on the sixtieth (60th) day after the Executive's termination of employment.

(iii)Conversion of Insurance Policies.  In addition, the Company shall also use its best efforts to convert any then-existing life insurance and accidental death and disability insurance policies to individual policies in the name of the Executive.

e.Termination by the Company for Cause.

The Company will have the right to immediately terminate this Agreement and the Executive's employment hereunder for "Cause" (as defined below). In the event of such termination for Cause, the Executive will only be entitled to receive the Accrued Obligations through the date of termination.

f.Waiver of Claims.

The Company's obligations to provide severance benefits in Sections 7(c)(ii), (iii) and (iv) and Section 7(d)(ii) above are conditioned on the Executive signing and not revoking a general release of legal claims and covenant not to sue (the "Release") in form and content satisfactory to the Company. In the event the Release does not become effective within the fifty-five (55) day period following the date of the Executive's termination of employment, the Executive shall not be entitled to the aforesaid severance benefits.

g.Exclusive Remedy.

Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of the Executive's rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of the Executive's employment shall cease upon such termination. In the event of the Executive's termination of employment with the Company, the Executive's sole remedy shall be to receive the payments and benefits described in this Section 7. In addition, the Executive acknowledges and agrees that he or she is not entitled to any reimbursement by the Company for any taxes payable by the Executive as a result of the payments and benefits received by the Executive pursuant to this Section 7, including, without limitation, any excise tax imposed by Section 4999 of the Code. Any payments made to the Executive under this Section 7 shall be inclusive of any amounts or benefits to which the Executive may be entitled pursuant to the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101 et seq., and the Department of Labor regulations thereunder, or any similar state statute. For the avoidance of doubt, following the Executive's termination of employment for any reason, the Company will have no further obligation to provide to the Executive the additional benefits described on Exhibit A attached hereto.

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h.Return of the Company's Property.

In the event of the Executive's termination of employment for any reason, the Company shall have the right, at its option, to require the Executive to vacate his offices prior to or on the effective date of separation and to cease all activities on the Company's behalf. Upon the Executive's termination of employment in any manner, as a condition to the Executive's receipt of any severance benefits described in this Agreement, the Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company's business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. The Executive shall deliver to the Company a signed statement certifying compliance with this Section 7(h) prior to the receipt of any severance benefits described in this Agreement.

i.Deemed Resignation.

Upon termination of the Executive's employment for any reason, the Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its Affiliates, and, at the Company's request, the Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

8.Insurance; Indemnification.

a.The Company shall have the right to take out life, health, accident, "key-man" or other insurance covering the Executive, in the name of the Company and at the Company's expense in any amount deemed appropriate by the Company. The Executive shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.

b.The Executive will be provided with indemnification against third party claims related to his or her work for the Company as required by Minnesota law. The Company shall provide the Executive with directors and officers liability insurance coverage at least as favorable as that which the Company may maintain from time to time for members of the Board and other executive officers.

c.Following a Change in Control and for a period of not less than the later to occur of three years after the effective date of the resignation or termination of the Executive, or for the period granted to other executive officers of the Company, the Executive shall be entitled to indemnification and, to the extent available on commercially reasonable terms, insurance coverage therefor, with respect to the various liabilities as to which the Executive has been customarily indemnified prior to the Change in Control. In the event of any discrepancies between the provisions of this paragraph and the terms of any Company insurance policy covering executive or any indemnification contract by and between the Company and the Executive, such insurance policy or indemnification contract shall control.

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9.Certain Definitions.

a.Affiliate.

For purposes of this Agreement, "Affiliate" shall mean a person or entity controlling, controlled by or under common control with the Company.

b.Change in Control.

For the purposes of this Agreement, a "Change in Control" shall have the meaning given to such term in the Company's 2015 Incentive Award Plan, as in effect on the date of this Agreement.

c.Cause.

For the purposes of this Agreement, "Cause" shall mean termination of the Executive by the Company for any of the following reasons:

(i)the commission of a felony;

(ii)the theft or embezzlement of property of the Company or the commission of any similar act involving moral turpitude;

(iii)the failure of the Executive to substantially perform his material duties and responsibilities under this Agreement for any reason other than the Executive's death or Disability, which failure if, in the opinion of the Company such failure is curable, is not cured within thirty (30) days after written notice of such failure from the Board specifying such failure;

(iv)the Executive's material violation of a significant Company policy, which violation the Executive fails to cure within thirty (30) days after written notice of such violation from the Company specifying such failure, or which violation the Company, in its opinion, deems noncurable, and which violation has a material adverse effect on the Company or its subsidiaries or Affiliates;

(v)the failure of the Executive to qualify (or having so qualified being thereafter disqualified) under any regulatory or licensing requirement of any jurisdiction or regulatory authority to which the Executive may be subject by reason of his position with the Company or its subsidiaries or Affiliates, unless waived by the Board or the Compensation Committee in its sole discretion; or

(vi)the revocation of any gaming license issued by any governmental entity to the Company, as a result of any act or omission by the Executive, which revocation has an adverse effect on the Company or its subsidiaries or Affiliates.

d.Constructive Termination.

(i)For the purposes of this Agreement, "Constructive Termination" shall mean:

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(A)a material, adverse change of the Executive's responsibilities, authority, status, position, offices, titles, duties or reporting requirements;

(B)a reduction in the Executive's Base Salary or a material adverse change in the Executive's annual compensation or benefits;

(C)a requirement to relocate in excess of fifty (50) miles from the Executive's then current place of employment without the Executive's consent; or

(D)the breach by the Company of any material provision of this Agreement or failure to fulfill any other contractual duties owed to the Executive.

For the purposes of this definition, the Executive's responsibilities, authority, status, position, offices, titles, duties and reporting requirements are to be determined as of the date of this Agreement.

(ii)Notwithstanding the provisions of subsection (i) above, no termination by the Executive will constitute a Constructive Termination unless the Executive shall have provided written notice to the Company of his intention to so terminate this Agreement within ninety (90) days following the initial occurrence of the event or circumstances that the Executive believes to be the basis for the Constructive Termination, which notice sets forth in reasonable detail the conduct that the Executive believes to be the basis for the Constructive Termination, and the Company will thereafter have failed to correct such conduct (or commence action to correct such conduct and diligently pursue such correction to completion) within thirty (30) days following the Company's receipt of such notice. The Executive's resignation by reason of Constructive Termination must occur within six (6) months following the initial occurrence of the event or circumstances that the Executive believes to be the basis for the Constructive Termination.

e.Stock Awards.

For purposes of this Agreement, "Stock Awards" means all stock options, restricted stock, restricted stock units and such other awards granted pursuant to the Company's stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

10.Confidentiality.

Except to the extent required by law, the Executive shall keep confidential and shall not, without the Company's prior, express written consent, disclose to any third party, other than as reasonably necessary or appropriate in connection with the Executive's performance of his duties under this Agreement or any employment agreement, if any, the Company's "Confidential Information." "Confidential Information" means any information that the Executive learns or develops during the course of employment that derives independent economic value from being not generally known or readily ascertainable by other persons who could obtain economic value from its disclosure or use, or any information that the Company reasonably believes to be Confidential Information. It includes, but is not limited to, trade secrets, customer development, operations, site selection/analysis processes, management systems and techniques, costs

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modeling or sales and marketing. The provisions of this Section 10 shall remain in effect after the expiration or termination of this Agreement and the Executive's employment hereunder.  Executive acknowledges that the Company has provided him with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) he shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) he shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the Confidential Information to his attorney and use the Confidential Information in the court proceeding, if he files any document containing the Confidential Information under seal, and does not disclose the Confidential Information, except pursuant to court order.

11.Agreement Not to Compete.

a.The Executive acknowledges that he is a key executive employee of the Company and by virtue of his position has gained and will gain extensive knowledge of the business of the Company, and that the restrictive covenants contained herein (the "Restrictive Covenants") are necessary to protect the goodwill and other legitimate business interests of the Company, and further acknowledges that the Company would not have entered into this Agreement in the absence of the Restrictive Covenants. The Executive acknowledges and agrees that the Restrictive Covenants are reasonable in duration, geographical scope, and in all other respects, and do not, and will not, unduly impair the Executive's ability to earn a living while the Restrictive Covenants are in effect. The Restrictive Covenants shall survive the expiration or sooner termination of this Agreement.

b.The Executive covenants and agrees with the Company that during Executive's term of employment with the Company and for the six (6) months following the date of the Executive's termination of employment with the Company (the "Restricted Period"), whether such termination is voluntary or involuntary, the Executive will not, except when acting on behalf of the Company or any Affiliate, within any area in which the Company or any of its Affiliates are directly or indirectly conducting their business (the "Restricted Area"), engage in any of the following activities: (A) either directly or indirectly, solely or jointly with any person or persons, as an employee, consultant, or advisor (whether or not engaged in business for profit) or as an individual proprietor, owner, partner, stockholder, director, officer, joint venturer, investor or in any other capacity, compete with the Company; provided, however, the Executive may own up to five percent (5%) of the ownership interest of any publicly traded company which may be engaged in any gaming business; or (B) directly or indirectly recruit or hire or attempt to recruit or hire any person known by the Executive to be an employee or contractor of the Company or any Affiliate or assist any person or persons in recruiting or hiring or soliciting any person known by the Executive to be an employee or contractor of the Company or any Affiliate.  The restrictions under Section 11(b)(A) shall not apply in the event (i) the Executive’s employment is terminated without Cause or in a Constructive Termination and in either case such termination occurs after the first (1st) anniversary of the Effective Date, or (ii) the Executive

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voluntarily resigns after the first (1st) anniversary of the Effective Date other than in a Constructive Termination and the Company fails to make the election to pay the Severance Payment under Section 7(d)(ii).

If the scope of the Executive's agreement under this Section 11 is determined by any court of competent jurisdiction to be too broad to permit the enforcement of all of the provisions of this Section 11 to their fullest extent, then the provisions of this Section 11 shall be construed (and each of the parties hereto hereby confirm its intent is that such provisions be so construed) to be enforceable to the fullest extent permitted by applicable law. To the maximum extent permitted by applicable law, the Executive hereby consents to the judicial modification of the provisions of this Section 11 in any proceeding brought to enforce such provisions in such a manner that renders such provisions enforceable to the maximum extent permitted by applicable law.

c.The provisions of this Section 11 shall remain in full force and effect after the expiration or termination of this Agreement and the Executive's employment hereunder.

12.Acknowledgments; Irreparable Harm.

The Executive agrees that the restrictions on competition, solicitation and disclosure in this Agreement are fair, reasonable and necessary for the protection of the interests of the Company. The Executive further agrees that a breach of any of the covenants set forth in Sections 10 and 11 of this Agreement will result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law, and the Executive further agrees that in the event of a breach, the Company will be entitled to an immediate restraining order and injunction to prevent such violation or continued violation, without having to prove damages, in addition to any other remedies to which the Company may be entitled to at law or in equity.

13.Notification to Subsequent Employers.

The Executive grants the Company the right to notify any future employer or prospective employer of the Executive concerning the existence of and terms of this Agreement and grants the Company the right to provide a copy of this Agreement to any such subsequent employer or prospective employer.

14.Full Settlement.

The Company's obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. The Executive will not be obligated to seek other employment, and except as provided in Section 7(c)(iii) above, take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

15.Resolution of Disputes.

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Any controversy, claim or dispute arising out of or relating to this Agreement or the breach of this Agreement shall be settled by arbitration before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the "Rules"), and a judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The Rules may be found online at www.adr.org. The award rendered in any arbitration proceeding under this section will be final and binding. Any demand for arbitration must be made and filed within sixty (60) days of the date the requesting party knew or reasonably should have known of the event giving rise to the lists, financial information, business plans and may relate to such matters as research and controversy or claim. Any claim or controversy not submitted to arbitration in accordance with this section will be considered waived, and therefore, no arbitration panel or court will have the power to rule or make any award on such claims or controversy. Any such arbitration will be conducted in the Las Vegas, Nevada metropolitan area. Both the Company and the Executive recognize that each would give up any right to a jury trial, but believe the benefits of arbitration significantly out-weigh any disadvantage. Both further believe arbitration is likely to be both less expensive and less time-consuming than litigation of any dispute there might be.

Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys' fees and expenses to the prevailing party. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA's administrative fees, the fee of the arbitrator, and other similar fees and costs, shall be borne by the Company. This section is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to the Executive's employment; provided, however, that the Executive shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers' compensation, state disability insurance or unemployment insurance; (b) claims for unpaid wages or waiting time penalties brought before an appropriate state authority; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission (or any similar state agency in any applicable jurisdiction); provided, further, that the Executive shall not be entitled to obtain any monetary relief through such agencies other than workers' compensation benefits or unemployment insurance benefits. This Agreement shall not limit either party's right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party's right to compel arbitration.

If there shall be any dispute between the Company and the Executive (a) in the event of any termination of Executive's employment by the Company, whether such termination was

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with or without Cause, or (b) in the event of a Constructive Termination of employment by the Company, then, unless and until there is a final award by an arbitrator, to the extent permitted by applicable law, the Company shall pay, and provide all benefits to the Executive and/or the Executive's family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 7 hereof, as the case may be, as though such termination were by the Company without Cause or was a Constructive Termination by the Company; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this section except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which Executive is ultimately adjudged by such arbitrator not to be entitled.

16.Withholding.

The Company may withhold from any amounts payable under this Agreement the minimum Federal, state and local taxes as shall be required to be withheld pursuant to any applicable law, statute or regulation.

17.Successors and Assigns.

This Agreement is binding upon and shall inure to the benefit of all successors and assigns of the Company. This Agreement shall be binding upon and inure to the benefit of the Executive and his heirs and personal representatives. None of the rights of the Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of the Executive. The rights of the Company under this Agreement may, without the consent of the Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement, prior to the effectiveness of any such succession shall be a material breach of this Agreement. As used in this Agreement, the "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

18.Survival. The covenants, agreements, representations and warranties contained in or made in Sections 7 through 22 of this Agreement shall survive any termination of the Executive's employment.

19.Miscellaneous.

a.This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without reference to principles of conflict of laws. Except as provided in Sections 12 and 15, any suit brought hereon shall be brought in the state or federal

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courts sitting in Las Vegas, Nevada, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Nevada law.

b.All notices and other communications under this Agreement shall be in writing and shall be given by hand to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

IF TO THE EXECUTIVE:

Ned Martin

c/o Golden Entertainment, Inc.
6595 S. Jones Boulevard
Las Vegas, Nevada 89118

IF TO THE COMPANY:

Golden Entertainment, Inc.
Attn: Chief Executive Officer
6595 S. Jones Boulevard
Las Vegas, Nevada 89118

or to such other address as either party furnishes to the other in writing in accordance with this Section 19(b). Notices and communications shall be effective when actually received by the addressee.

c.The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with the law.

d.Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

e.The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

f.This Agreement may be executed in several counterparts, each of which shall be deemed original, and said counterparts shall constitute but one and the same instrument.

g.The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that

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such party was responsible for drafting this Agreement or any part thereof. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word "person" shall include any corporation, firm, partnership or other form of association. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

h.This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

20.Entire Agreement.

This Agreement and the other documents referenced herein constitute the entire agreement between the parties, and supersede all prior agreements and understandings between the parties with respect to the subject matter hereof, including but not limited to any prior employment agreement or offer letter with the Company or any subsidiary or Affiliate, including without limitation, Executive’s employment agreement with American Casino & Entertainment Properties LLC. No modification, termination or attempted waiver of this Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

21.Code Section 409A.

a.It is intended that the severance payments and benefits to be provided under this Agreement will be exempt from or comply with Section 409A of the Code and any ambiguities herein will be interpreted to ensure that such payments and benefits be so exempt or, if not so exempt, comply with Section 409A of the Code. To the extent applicable, this Agreement shall be interpreted in accordance with the applicable exemptions from, or in compliance with, Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Each series of installment payments made under this Agreement is hereby designated as a series of "separate payments" within the meaning of Section 409A of the Code. For purposes of this Agreement, all references to the Executive's "termination of employment" shall mean the Executive's "separation from service," as defined in Treasury Regulation Section 1.409A-1(h) ("Separation from Service").

b.If the Executive is a "specified employee" (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of the Executive's Separation from Service, to the extent that the payments or benefits under this Agreement are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section 21(b) shall be paid or distributed to the Executive in a lump sum on the earlier of (i) the date that is six (6)-months following the Executive's Separation from Service, (ii) the date of the Executive's death or (iii) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under the Agreement shall be paid as otherwise provided herein.

c.If the Executive and the Company determine that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the

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Code do not comply with Section 409A of the Code, Executive and the Company agree to amend this Agreement, or take such other actions as Executive and the Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an "additional tax" as defined in Section 409A(a)(1)(B) of the Code.

d.Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of the Executive's taxable year following the taxable year in which the Executive incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable during any taxable year of the Executive shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of the Executive, and the Executive's right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

22.Clawbacks and Forfeitures.

This Agreement and all compensation paid or payable hereunder shall be subject in all respects to the applicable provisions of any claw-back policy or forfeiture policy implemented by the Company after the Effective Date, including without limitation, any claw-back policy or forfeiture policy adopted to comply with the requirements of applicable law or the rules and regulations of any stock exchange applicable to the Company, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy or forfeiture policy.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the due authorization of its Board, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the day and year first written above.

GOLDEN ENTERTAINMENT, INC.:EXECUTIVE:

By:	/s/ BLAKE L. SARTINI	By:	/s/ EDWARD W. MARTIN III
	Name: Blake L. Sartini		Edward W. Martin III
Its: President and Chief Executive Officer

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EXHIBIT A

ADDITIONAL BENEFITS

The Executive shall be entitled to receive the following additional benefits:

•

Allowance for health insurance premiums for the Executive and his covered dependents and participation in the Company's supplemental health insurance program, in each case consistent with the Company’s past practice.

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